Exhibit 99

O-I Reports First Quarter Results; Continued earnings momentum and strong cash flows enable further debt reduction

Toledo, Ohio, April 20, 2005 — Owens-Illinois, Inc., (NYSE:OI) today reported its first quarter 2005 financial results.

•                  First Quarter Earnings Highlights

•                  Net earnings of $0.73 per share (diluted) vs. $0.33 per share (diluted) in 2004

•                  Earnings from continuing operations of $0.73 per share, including the unusual items listed in Note (1), vs. $0.28 per share in 2004

•                  Earnings from continuing operations, exclusive of the unusual items listed in Note (1), were $0.44 per share vs. $0.24 per share in 2004

	1st Quarter 2005		1st Quarter 2004
	$ millions	EPS	$ millions	EPS

Net earnings	$117.5	$0.73	$54.8	$0.33

Earnings from continuing oper.	117.5	0.73	47.2	0.28

Earnings from continuing oper. exclusive of items listed in Note (1)	72.4	0.44	41.4	0.24

•                  Record level first quarter sales and earnings from continuing operations exclusive of unusual items

•                  Despite seasonal working capital build, debt was reduced by $105 million during the quarter

•                  Asbestos cash payments declined by 9.7% versus prior year

“We were pleased by our ability to execute during the quarter, enabling O-I to deliver improved earnings and further debt reduction despite soft market conditions and inflationary pressures,” said Steve McCracken, O-I Chairman and Chief Executive Officer.

Reconciliation of First Quarter 2004 earnings to First Quarter 2005

Earnings per share from continuing operations, excluding the items listed in Note (1), were $0.44 per share for the first quarter of 2005 compared with $0.24 per share for the first quarter of 2004. Included in the 2005 results were favorable adjustments of $0.04 per share from a $10.0 million ($6.3 million after tax) reduction of the Company’s accruals for self-insured risks and $0.03 per share from a $5.3 million reduction of the tax provision primarily to recognize changes in deferred taxes at several international subsidiaries.  Exclusive of these items, the Company earned $0.37 per share in the first quarter of

2005.  The principal earnings drivers were a $0.09 per share impact from the BSN Glasspack, S.A., operations acquired in June 2004 and $0.10 per share from productivity improvements and higher production volumes, improved pricing, and a more favorable product sales mix.  Additionally, the non-recurrence of prior year property and casualty self-insured losses accounted for an increase of $0.03 per share while currency translation rates accounted for an increase of $0.02 per share.  The combination of all other items accounted for an increase of $0.03 per share. Partially offsetting these positive factors were higher energy costs which reduced earnings per share by $0.07.  All other cost inflation items, excluding energy, decreased earnings by $0.05 per share. Earnings in the first quarter of 2005 were also lower by $0.02 per share as a result of divestitures of the Company’s 20% interest in Consol Limited in October 2004 and a glass plant in Corsico, Italy, in January 2005.

Business Review

Glass Containers Segment

Segment Operating Profit in the first quarter of 2005 for the Glass Containers segment grew by $37.2 million or 22.5% from the first quarter of 2004. Strength in this segment during the quarter resulted primarily from the incremental benefit of BSN coupled with improved pricing and productivity, and favorable currency translation.   Partially offsetting these positive factors were soft market conditions, which principally impacted shipments of containers for beer and food, as well as increasing energy, raw material and transportation costs.

Plastics Packaging Segment

The Plastics Packaging Segment now consists of health care packaging, including prescription containers and medical devices, and closures, which includes tamper-evident caps and dispensing systems. Segment Operating Profit for the first quarter of 2005 was $30.9 million compared with $31.9 million in the first quarter of 2004. The principal factors contributing to the lower operating profit were lower segment sales, which resulted from an approximate $25 million revenue loss attributed to the partial divestiture of the Australian plastics business in the second quarter of 2004, combined with softer demand and higher raw material and packaging costs for certain businesses in this segment.

Eliminations and Other Retained Costs

The favorable variance in eliminations and other retained costs was primarily the result of a $10.0 million favorable adjustment from the reduction of the Company’s accruals for self-insured risks.  Additionally, the non-recurrence of prior year property and casualty self-insured losses was also a contributing factor.

Cash Flows

Compared to prior year, cash flows benefited from higher operating profit, lower asbestos-related spending and the proceeds from the required divestiture of glass plants in Corsico, Italy, and Barcelona (Castellar), Spain.  These benefits were partially offset by a higher seasonal working capital increase including the expanded European operations, increased contributions to international pension and other benefit plans, and higher cash taxes.

Interest Expense

Interest expense in the first quarter of 2005 was $118.5 million versus $100.9 million for the first quarter of 2004. The interest expense for the first quarter of 2004 represents continuing operations only, as the interest expense related to the debt for the divested blow-molded plastic container business has been reclassified to discontinued operations.

The higher interest expense in the first quarter of 2005 includes approximately $10.0 million for higher debt primarily related to the BSN acquisition, partially offset by voluntary prepayments of debt in the last three quarters. In addition, higher interest rates on the Company’s variable rate debt increased interest expense by approximately $7.6 million during the quarter versus the prior year quarter.

Capital Spending

Capital spending for continuing operations for the first quarter of 2005 totaled $76.3 million, compared with $75.9 million for the year ago quarter.

The new Windsor, Colo., glass container plant and the impact of BSN amounted to $28 million, or approximately 37% of capital spending, during the first quarter.

Consolidated Debt

Consolidated debt at March 31, 2005, was $5.255 billion, compared with $5.360 billion at December 31, 2004, a reduction of approximately $105 million. This reduction compares with an increase of approximately $84 million in the first quarter of 2004.

Proceeds of approximately $180.0 million from the January 2005 divestiture of the Company’s European glass plants were largely used to repay debt during the first quarter.

Cash and short-term investments at March 31, 2005, were $228.3 million, a decrease of $77.2 million from December 31, 2004. This compares with cash and short-term investments at March 31, 2004, of $181.4 million, a decrease of $8.8 million from December 31, 2003.

Asbestos

	Three months ended March 31
	2005	2004
Cash payments ($ millions)	$45.5	$50.4
New filings	3,500	3,800

Asbestos-related cash payments in the first quarter of 2005 were $45.5 million compared with $50.4 million for the first quarter of 2004, a reduction of $4.9 million, or 9.7%.  New claim filings in the first quarter were lower by 300 compared to the prior year. As of March 31, 2005 and December 31, 2004, the number of asbestos-related lawsuits and claims pending against the Company was approximately 35,000. The Company believes that a significant number of these pending cases have exposure dates after the Company’s 1958 exit from the business, for which the Company takes the position that it has no liability or are subject to dismissal because they were filed in improper forums. The Company anticipates that cash flows from operations and other sources will be sufficient to meet its asbestos-related obligation on a short-term and long-term basis.

Effective Tax Rate

Excluding the effects of separately taxed items in both years presented in Note (1), the Company’s effective tax rate for the first quarter of 2005 was 23.9% compared with 28.7% in the first quarter of 2004, and 26.9% for the full year 2004.  The lower 2005 effective tax rate is principally due to the recognition of discrete changes in international-deferred taxes during the first quarter of 2005. The Company expects its full year 2005 effective tax rate, exclusive of separately taxed items and discrete adjustments, to be approximately 29%.

Outlook - Continued positive cash flows while growing underlying Segment Operating Profit

Throughout 2005, the Company expects further execution on its core priorities resulting in free cash flow generation, debt reduction and increased earnings per share.

Included in the Company’s 2005 expectations are the loss of revenue due to the required sale of two European glass plants in January 2005 and the October 2004 sale of the Company’s 20% interest in Consol Limited.  Other factors expected to impact results for 2005 are start-up costs for the new Windsor, Colo., glass container manufacturing facility; increased costs for energy, transportation and raw materials, as well as currency rate fluctuations.

However, the Company expects year-over-year unit volume growth as well as improved pricing, more than offsetting the above factors and resulting in earnings growth in 2005. Management also anticipates growth driven by the full-year impact of BSN on Segment Operating Profit and cash flow, European integration synergies, improved capital efficiency and procurement savings. The Company plans to reduce net debt (total debt less cash and short-term investments) by $300 million in 2005 as the result of continued strong operating cash flow and proceeds from the divestiture of two European glass plants.

Forward Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following:  (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuations in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) consolidation among competitors and customers, (10) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (11) unanticipated expenditures with respect to environmental, safety and health laws, (12) the performance by customers of their obligations under purchase agreements, and (13) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not intend to update any particular forward-looking statements contained in this news release.

Company Profile

Millions of times a day, O-I glass containers, healthcare packaging and specialty closure systems deliver many of the world’s best-known consumer products to people all around the world.  With leading positions in Europe, North America, Asia Pacific and South America, O-I provides consumer-preferred products that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the company employs nearly 30,000 people and has more than 100 manufacturing facilities in 23 countries.  In 2004, annual revenues were $6.2 billion.  For more information, visit http://www.o-i.com .

Conference Call

As announced previously, a conference call to discuss the Company’s latest results will be held Thursday, April 21, 2005, at 8:30 a.m., Eastern Time.  A live webcast and a replay of the conference call will be available on the Internet at the O-I web site (www.o-i.com). The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (International) by 8:20 a.m. (Eastern Time) on April 21.  Ask for the O-I conference call.  A replay of the call will be available from approximately 11:30 a.m. (Eastern Time) on April 21 through 11:59 p.m. on Friday, April 29.  In addition to the O-I web site, the replay also may be accessed by dialing 800-642-1687 (U.S. and Canada) or 706-645-9291 (International).  The conference ID number to access the replay is 4487189.

Additional information

Certain additional information regarding first quarter sales, Segment Operating Profit and EPS comparisons to prior year is available at the O-I web site, www.o-i.com, in the Investor Relations section under “Annual Reports and Presentations.”

Note (1)

		Three months ended March, 31,
		2005	2004
Earnings from continuing operations:		$0.73	$0.28

Items that management considers not representative of ongoing operations (consistent with Segment Operating Profit):
1)	Gain on sale of Corsico, Italy, glass plant	(0.18)
2)	Gain from the mark to market effect of natural gas hedge contracts *	(0.11)	(0.04)

Earnings from continuing operations before items that management considers not representative of ongoing operations		$0.44	$0.24

* During the first quarter of 2005, the Company completed the documentation and re-designation of its natural gas hedge contracts.  As a result, effective April 1, 2005, the Company will apply special hedge accounting to those contracts.  Under this accounting, future fluctuations in market values of natural gas hedge contracts will be reported as changes in the Other Comprehensive Income component of share owners’ equity.  Therefore, the $33.3 million aggregate mark to market value of the contracts recorded as gains during 2004 and the first quarter of 2005 will cause reported energy costs to exceed net cash costs by approximately $24.5 million in the last nine months of 2005 and approximately $8.8 million during 2006. These excess costs will be excluded from Segment Operating Profit in future periods.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations (a)

(Dollars in millions, except per share amounts)

	Three months ended March 31,
	2005	2004

Revenues:
Net sales	$1,663.3	$1,267.6
Royalties and net technical assistance	4.4	4.6
Equity earnings	4.3	5.6
Interest	4.2	3.2
Other (b)	32.2	5.1
	1,708.4	1,286.1
Costs and expenses:
Manufacturing, shipping, and delivery (c)	1,291.9	1,010.2
Research and development	5.2	6.0
Engineering	7.8	8.9
Selling and administrative	117.2	83.3
Interest	118.5	100.9
Other	6.8	1.6
	1,547.4	1,210.9

Earnings from continuing operations before items below	161.0	75.2

Provision for income taxes	36.4	22.1

Minority share owners’ interests in earnings of subsidiaries	7.1	5.9
Earnings from continuing operations	117.5	47.2
Net earnings of discontinued operations		7.6
Net earnings	$117.5	$54.8

Earnings from continuing operations	$117.5	$47.2

Less convertible preferred stock dividends	(5.4)	(5.4)

Available to common share owners	$112.1	$41.8

Basic earnings per share of common stock:

Earnings from continuing operations	$0.75	$0.28
Net earnings of discontinued operations		0.05
Net earnings	$0.75	$0.33

Weighted average shares outstanding (000s)	150,079	147,042

Diluted earnings per share of common stock:

Earnings from continuing operations	$0.73	$0.28
Net earnings of discontinued operations		0.05
Net earnings	$0.73	$0.33

Diluted average shares (000s)	161,010	148,120

(a)               Amounts for 2005 include the results of BSN Glasspack which was acquired in June 2004.  Amounts for 2004 related to the Company’s plastic blow-molded container business have been reclassified to discontinued operations as a result of the October 2004 sale of that business.  Amounts for 2004 have been adjusted from the amounts originally reported to include mark to market gains on certain commodity futures contracts that previously were deferred through September 30, 2004 as discussed further in the Company’s 2004 Form 10-K.

(b)              Amount for 2005 includes a gain of $28.1 million (pretax and after tax) from the sale of the Company’s glass container facility in Corsico, Italy. The effect of this gain is an increase in earnings per share of $0.18.  The sale of the Company’s glass container facility in Castellar, Spain did not result in a gain; the carrying value allocated to that facility, as part of the BSN acquisition, was adjusted to equal the sales proceeds.

(c)               Amount for 2005 includes a gain of $28.4 million ($17.0 million after tax) from the mark to market effect of certain commodity futures contracts. The aftertax effect of this gain is an increase in earnings per share of $0.11.

Amount for 2004 includes a gain of $8.9 million ($5.8 million after tax) from the mark to market effect of certain commodity futures contracts. The aftertax effect of this gain is an increase in earnings per share of $0.04.

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data (a)

(Dollars in millions)

	Three months ended March 31,
	2005	2004
Selected Segment Information

Net sales:
Glass Containers	$1,463.1	$1,062.3
Plastics Packaging	200.2	205.3

Segment and consolidated net sales	$1,663.3	$1,267.6

Product Segment Operating Profit (b):
Glass Containers (c)(d)	$202.3	$165.1
Plastics Packaging	30.9	31.9

Product Segment Operating Profit	233.2	197.0
Eliminations and other retained items	(14.4)	(33.0)

Segment Operating Profit	$218.8	$164.0

Selected Cash Flow Information

Depreciation:
Continuing operations	$129.3	$102.2
Discontinued operations	—	21.1

Amortization of intangibles and other deferred items:
Continuing operations	$7.7	$6.1
Discontinued operations	—	2.0

Additions to property, plant, and equipment:
Continuing operations	$76.3	$75.9
Discontinued operations	—	6.6

Asbestos-related payments	$45.5	$50.4

Selected Balance Sheet Information

	March 31, 2005	March 31, 2004

Total debt	$5,254.7	$5,509.4

Share owners’ equity	$1,547.5	$1,025.2

Cash	$198.1	$159.0

Short term investments	$30.2	$22.4

(a)               Amounts for 2005 include the results of BSN Glasspack which was acquired in June 2004.  Amounts for 2004 related to the Company’s plastic blow-molded container business have been reclassified from the Plastics Packaging segment to discontinued operations as a result of the October 2004 sale of that business.

(b)              Operating Profit consists of consolidated earnings from continuing operations before interest income, interest expense, provision for income taxes and minority share owners’ interests in earnings of subsidiaries.  Segment Operating Profit excludes amounts related to certain items that management considers not representative of ongoing operations.

The Company presents Operating Profit because management believes that it provides investors with a measure of operating performance without regard to level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to Operating Profit is net earnings.  The Company presents Segment Operating Profit because management uses the measure, in combination with selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation of segment and consolidated Operating Profit to earnings from continuing operations is as follows (dollars in millions):

	Three months ended March 31,
	2005	2004

Segment Operating Profit	$218.8	$164.0
Sale of the Corsico, Italy glass container facility	28.1
Mark to market effect of certain commodity futures contracts	28.4	8.9
Consolidated Operating Profit	275.3	172.9
Interest income	4.2	3.2
Interest expense	(118.5)	(100.9)
Provision for income taxes	(36.4)	(22.1)
Minority share owner’s interests in earnings of subsidiaries	(7.1)	(5.9)
Earnings from continuing operations	$117.5	$47.2

(c)               Amount for 2005 excludes a gain of $28.1 million for the sale of the Company’s glass container facility in Corsico, Italy.

(d)              Excludes gains of $28.4 million in 2005 and $8.9 million in 2004 from the mark to market effect of certain commodity futures contracts.

CONTACT:   O-I, Sara Theis, 419-247-1297

Copies of O-I news releases are available at the O-I web site at http://www.o-i.com; or at http://www.prnewswire.com.

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